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                                                                  EXHIBIT 10(as)


                             THIRD AMENDMENT TO THE
                         SUPPLEMENTAL RETIREMENT PLAN OF
                    MARSH SUPERMARKETS, INC. AND SUBSIDIARIES

                  This Third Amendment to the Supplemental Retirement Plan of Marsh Supermarkets, Inc. and Subsidiaries is adopted by Marsh Supermarkets, Inc. ("the Company") effective December 26, 2005.

                                   BACKGROUND

                  A. The Company amended and restated the Supplemental Retirement Plan of Marsh Supermarkets, Inc. and Subsidiaries (the "Plan"), effective January 1, 1997; adopted a First Amendment, effective December 31, 1998; and adopted a Second Amendment, effective February 19, 2004.

                  B. Effective January 1, 2005, the Plan became subject to
Section 409A of the Internal Review Code of 1986 ("Section 409A"). Pursuant to regulatory guidance under Section 409A, the Company may amend the Plan to offer each Participant a new payment election with respect to his accrued benefits under the Plan, without subjecting those payments to adverse taxation under
Section 409A, if the amendment and the elections are effected during calendar year 2005.

                  C. To enhance shareholder value, the Company has determined to terminate the Plan as of December 31, 2005, to provide Participants a special election to receive payment in full of Plan benefits in three equal installments on January 9, 2006, June 26, 2006, and January 9, 2007, and to make other changes to comply with Section 409A.



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                                    AMENDMENT

                  The Supplemental Retirement Plan of Marsh Supermarkets, Inc. and Subsidiaries is hereby amended, effective December 26, 2005, as follows:

                  1. Section 2.2 is amended to add a new subsection (c) to read as follows:

                  (c) The Plan shall be interpreted and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Code
                           Section 409A and its interpretive regulations and other regulatory guidance (the "Section 409A Standards"). To the extent that any terms of the Plan would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by the applicable Section 409A Standards.

                  2. Article IV of the Plan is amended to add a new Section 4.6 to read as follows:

         4.6. Special Payment Election. Each Participant may elect, before December 28, 2005, to receive payments in equal installments of principal, without interest, on January 9, 2006, June 26, 2006, and January 9, 2007, in full satisfaction of all his benefits and other interests under the Plan. The Company shall determine the payment amounts available to each Participant on those dates (the "Scheduled Payments"), using any assumptions that it, in its sole discretion, deems appropriate, and shall inform the Participant of those available amounts. As a condition to the Participant's right to receive the Scheduled Payments, the Company may require the Participant to execute a release of claims with respect to the Plan and to take any additional action that the Company, in its sole discretion, deems appropriate. If a Participant elects to receive the Scheduled Payments, the Company shall make the Scheduled Payments on the applicable dates. In the event that the Company consummates, before payment of all Scheduled Payments, a transaction that, at the time of shareholder approval, constituted a Change in Control within the meaning of Section 2.1(d)(4) of this Plan, the Company will pay the amount of all unpaid Scheduled Payments on the consummation date. If a Participant does not elect to receive the Scheduled Payments, the Participant shall continue to participate in the Plan and shall remain eligible to receive payment of his Supplemental Retirement Benefit, as limited by Section 6.8, according to the other terms of the Plan.

                  3. Article IV of the Plan is amended to add a new Section 4.7 to read as follows:



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         4.7      Key Employees. Despite any other provisions of the Plan to the contrary, a Participant's Supplemental Retirement Benefit otherwise payable upon termination of employment will be paid as provided in this Section if (a) the Participant is a "key employee" within the meaning of Code section 416(i) and (b) the Company has stock that is publicly traded on an established securities market or otherwise. In that event, the Participant's Supplemental Retirement Benefit payments will commence with the seventh month following the month in which the Participant's employment termination occurs, and the first payment will be in an amount equal to seven times the regular monthly benefit amount.

                  4. Section 6.5 of the Plan is amended to read as follows:

         6.5 Change in Control or Potential Change in Control. In the event of a Change in Control of the Company, a Participant, or his spouse, shall have non-forfeitable rights under the provisions of this Plan as in effect prior to any such event, including entitlement to payments of the Supplemental Retirement Benefits on a deferred basis in the event of subsequent termination of employment prior to attainment of either age 55 or five (5) years of Vesting Service, or both. Upon a Change in Control or a Potential Change in Control or at such other times as the Board of Directors may determine, the Company shall place assets of the Company in a rabbi trust known as the Marsh Supermarkets Supplemental Income Trust (the "Supplemental Trust"). The amount of assets to be placed in the Supplemental Trust upon the occurrence of a Change in Control or Potential Change in Control shall be an amount sufficient to provide payment of all benefits and obligations accrued by all Participants and beneficiaries on the date of the Change in Control or Potential Change in Control, as determined by the actuary of the Retirement Plan using the assumptions contained in the definition of Actuarial Equivalent in the Retirement Plan for determining lump sum distributions after July 1, 1997. The Supplemental Trust shall conform to the model form of rabbi trust agreement approved by the Internal Revenue Service in Revenue Procedure 92-64 (as amended from time to time) or in any successor thereto.

                  5. Article VI of the Plan is amended to add a new Section 6.8 to read as follows:

         6.8. Plan Freeze and Termination. Effective December 31, 2005, the Plan is terminated. For purposes of computing a Participant's Supplemental Retirement Benefit amount under Section 4.1, each Participant's Final Monthly Compensation and Final Average Incentive Compensation shall be determined as if the Participant had terminated employment on December 31, 2005, and each Participant's Vesting Service shall not exceed his years of Vesting Service as of December 31, 2005. For any Participant who does not make a special payment election pursuant to Section 4.6, the Participant will receive payment of his Supplemental Retirement Benefit in the amounts, in the forms, and at the times otherwise provided under Article IV.




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                                               MARSH SUPERMARKETS, INC.



                                               By: /s/ DOUGLAS W. DOUGHERTY
                                                   -----------------------------
                                                   Douglas W. Dougherty
                                                   Senior Vice President, Chief
                                                     Financial Officer and
                                                     Treasurer




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